EXHIBIT 23.1

             REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Netopia, Inc. and subsidiary:

The audits referred to in our report dated November 4, 1998, except as to Note 9, which is as of December 17, 1998, included the related financial statement schedule as of September 30, 1998, and for each of the years in the three-year period ended September 30, 1998, included in the annual report on Form 10-K of Netopia, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 333-61845) on Form S-8 of Netopia, Inc. and subsidiary of our report dated November 4, 1998, except as to Note 9, which is as of December 17, 1998, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and related schedule, which report appears in the September 30, 1998 annual report on Form 10-K of Netopia, Inc.



San Francisco, California
December 28, 1998